EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. COMPLETES EXCHANGE OFFER

New York, N.Y., May 14, 2015 - Tiffany & Co. (the “Company” or “Tiffany & Co.”) (NYSE: TIF) announced today the final results of its previously announced offer to exchange (the “Exchange Offer”) up to (i) $250,000,000 aggregate principal amount of its outstanding $250,000,000 unregistered 3.800% Senior Notes due 2024 (the “2024 Outstanding Notes”) for a like principal amount of its new $250,000,000 3.800% Senior Notes due 2024 (the “2024 Exchange Notes”), and (ii) $300,000,000 aggregate principal amount of its outstanding $300,000,000 unregistered 4.900% Senior Notes due 2044 (the “2044 Outstanding Notes” and, together with the 2024 Outstanding Notes, the “Outstanding Notes”) for a like principal amount of its new $300,000,000 4.900% Senior Notes due 2044 (the “2044 Exchange Notes” and, together with the 2024 Exchange Notes, the “Exchange Notes”).

The Exchange Offer expired at 5:00 pm, EDT, on May 8, 2015. As of the expiration date, tenders of $246,750,000 of the 2024 Outstanding Notes and $299,970,000 of the 2044 Outstanding Notes had been received. Tiffany & Co. accepted all of the Outstanding Notes tendered in exchange for the Exchange Notes and settlement occurred on May 14, 2015.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Exchange Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Cautionary Note Regarding Forward-Looking Statements

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning, among other matters, the Company’s intention to offer its notes.

These forward-looking statements generally are indicated by words such as “intends,” “plans,” “expects” and other words and terms of similar meaning and expression in connection with any discussion of future actions. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are based on management’s current plans and involve inherent risks, uncertainties and assumptions that could cause actual outcomes to differ materially from current goals, plans and expectations. The Company has disclosed important factors that it believes could cause actual results to differ materially from any forward-looking statements in the cautionary statements included in its 2015 Annual Report on Form 10-K, particularly under “Item 1A. Risk Factors.”

Although the Company believes it has been prudent in developing its plans, no assurance can be given that any goal or expectation set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date of this news release. The Company undertakes no obligation to update any of the forward-looking information included in this news release, whether as a result of new information, future events, changes in expectations or otherwise.

# # #

2